                                                                  Execution Copy





                            ASSET PURCHASE AGREEMENT



                                 By and Between



                           THE J.M. SMUCKER COMPANY,

                              an Ohio corporation

                                      and



                         MRS. SMITH'S FROZEN FOODS CO.,

                             a Delaware corporation





                           Dated as of March 1, 1994





#20060353.14

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                   ARTICLE 1
                  TRANSFER OF BUSINESS, PROPERTIES AND ASSETS

1.1      Sale and Transfer of Business, Properties and Assets ...............1
1.2      Purchase Price .....................................................3
1.3      Assumption of Liabilities ..........................................3
1.4      Allocation of Purchase Price .......................................4
1.5      Payment of Purchase Price ..........................................5
1.6      Instruments of Conveyance, Transfer, Assumption, Etc. ..............5
1.7      Closing Audit ......................................................5

                                   ARTICLE 2
                            CLOSING AND TERMINATION

2.1      Closing ............................................................6
2.2      Termination ........................................................7

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Organization; Authority ............................................7
3.2      Ability to Carry Out the Agreement .................................8
3.3      Financial Statements ...............................................8
3.4      Absence of Certain Changes or Events ...............................9
3.5      Litigation .........................................................9
3.6      Title to Properties; Absence of Liens; Real Estate ................10
3.7      Compliance with Law ...............................................10
3.8      Condition and Sufficiency of Purchased Assets .....................11
3.9      Contracts .........................................................12
3.10     Brokers and Intermediaries ........................................12
3.11     Tax Matters .......................................................12
3.12     Employee Benefits .................................................12
3.13     Environmental Matters .............................................14
3.14     Labor Matters .....................................................14
3.15     Product Returns and Claims ........................................15
3.16     Disclaimer of Other Representations and Warranties ................15





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                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Organization and Authority of Buyer ...............................15
4.2      Ability to Carry Out the Agreement ................................16
4.3      Financial Ability to Perform ......................................16
4.4      Brokers and Intermediaries ........................................16

                                   ARTICLE 5
              CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

5.1      Access and Information ............................................17
5.2      Regulatory Filings ................................................17
5.3      Conduct of Business Prior to the Closing Date .....................18
5.4      Employee Matters ..................................................18
5.5      No Solicitation ...................................................23
5.6      Books and Records .................................................23
5.7      Announcement ......................................................24
5.8      Best Efforts ......................................................24
5.9      Bulk Sales ........................................................24
5.10     Use of Names. .....................................................24
5.11     Employee Confidentiality Agreements. ..............................25
5.12     Collection of Receivables .........................................25
5.13     Insurance Policies ................................................25
5.14     Environmental Audit ...............................................25
5.15     Engineering Survey ................................................27

                                   ARTICLE 6
                         CONDITIONS PRECEDENT OF SELLER

6.1      Representations and Warranties ....................................28
6.2      Agreements ........................................................28
6.3      Buyer Certificate .................................................28
6.4      No Injunction .....................................................28
6.5      HSR Compliance ....................................................29
6.6      Canadian Services Agreement .......................................29
6.7      Miscellaneous Closing Deliveries ..................................29

                                   ARTICLE 7
                         CONDITIONS PRECEDENT OF BUYER

7.1      Representations and Warranties ....................................29
7.2      Agreements ........................................................30
7.3      Seller Certificate ................................................30
7.4      No Injunction .....................................................30
7.5      HSR Compliance. ...................................................30
7.6      Canadian Services Agreement .......................................30
7.7      No Material Adverse Change ........................................30
7.8      Trademark Assignment Agreement ....................................30
7.9      Waste Water Permit ................................................30
7.10     Miscellaneous Closing Deliveries ..................................30





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                                   ARTICLE 8
                      NON-SURVIVAL OF REPRESENTATIONS AND
              WARRANTIES; CERTAIN ACKNOWLEDGMENTS; CONFIDENTIALITY

8.1      Non-Survival ......................................................30
8.2      Information .......................................................31

                                   ARTICLE 9
                                INDEMNIFICATION

9.1      Indemnification of Buyer. .........................................31
9.2      Indemnification of Seller. ........................................33
9.3      Remedies. .........................................................35
9.4      Certain Limitations. ..............................................35
9.5      Survival. .........................................................35

                                   ARTICLE 10
                                 MISCELLANEOUS

10.1     Further Assurances; Consent to Assignments ........................35
10.2     Expenses ..........................................................36
10.3     Applicable Law ....................................................36
10.4     Notices ...........................................................36
10.5     Entire Agreement ..................................................37
10.6     Amendment and Modification ........................................38
10.7     Headings; References ..............................................38
10.8     Counterparts ......................................................38
10.9     Parties in Interest; Assignment ...................................38
10.10    Severability; Enforcement .........................................39
10.11    Covenant Not To Compete ...........................................39
10.12    Waiver ............................................................39
10.13    Mediation .........................................................39
10.14    Knowledge of Seller ...............................................40
10.15    Schedules .........................................................40
10.16    Definitions .......................................................40

Schedule 1.1              Excluded Contracts
Schedule 1.4              Allocation of Purchase Price
Schedule 3.5              Schedule of Litigation
Schedule 3.9              Contracts In Excess of $75,000
Schedule 3.12             Employee Benefit Plans
Schedule 3.13             Environmental Matters
Schedule 5.4              Employee Matters

Exhibit A                 Bill of Sale
Exhibit B                 Trademark Assignment Agreement
Exhibit C                 Canadian Services Agreement
Exhibit D                 Undertaking





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#20060353.14

                 ASSET PURCHASE AGREEMENT dated as of March 1, 1994 (herein, together with the Schedules and Exhibits attached hereto, referred to as the, or this, "AGREEMENT") by and between MRS. SMITH'S FROZEN FOODS CO., a Delaware corporation ("SELLER"), and THE J.M. SMUCKER COMPANY, an Ohio corporation ("BUYER").
                 WHEREAS, as a part of the business conducted by Seller, Seller manufactures and markets branded frozen retail pies, frozen retail deserts, frozen pie shells and in-store bake pies under the Mrs. Smith's brand name and produces aluminum pans for its pie operations and steel magnetic shielding for sale to third parties (the "FROZEN PIE BUSINESS");
                 WHEREAS, Seller wishes to dispose of the Frozen Pie Business while retaining all other businesses, including the waffle business, presently conducted by Seller; and
                 WHEREAS, Buyer wishes to acquire the Frozen Pie Business.
                 NOW THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                 TRANSFER OF BUSINESS, PROPERTIES AND ASSETS
                 -------------------------------------------
        1.1      SALE AND TRANSFER OF BUSINESS, PROPERTIES AND ASSETS.
Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings (including the Undertaking, as hereinafter defined) and agreements of Buyer made hereunder, and in consideration of the purchase by Buyer described below and the Undertaking by Buyer, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer at the Closing provided for in Section 2.1 hereof all of the properties, assets and rights of Seller used in the Frozen Pie Business (the "PURCHASED ASSETS"), including:





#20060353.14
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                 (a)      The real property of Seller located at South and
                          Charlotte Streets, Pottstown, Pennsylvania 19464 and as more fully described in the Deed (as defined in Section 1.6(a)) (the "POTTSTOWN FACILITY");
                 (b) All property, plant and equipment at the Pottstown Facility, including all machinery, equipment, construction in progress, furniture, tools, vehicles, instruments and fixtures and other fixed assets, and the process and packaging equipment not currently used in the Frozen Pie Business which is located at Ram Industries, Inc., Fricks Lock Road, Pottstown, Pennsylvania and the Eastern Warehouse, Pottstown, Pennsylvania, and the vehicles used by employees of the Frozen Pie Business, wherever such vehicles may be located;
                 (c) All inventory of the Frozen Pie Business at the Pottstown Facility, including all pie raw ingredients, foil raw material, manufacturing supplies, packaging materials, work-in-progress and finished goods, and all inventory of the Frozen Pie Business consisting of finished goods located at public distribution centers and all inventory of the Frozen Pie Business consisting of finished goods at or en route to the Rossville or San Jose facilities of Seller;
                 (d) The formulae, trade secrets, customer lists, goodwill, the trade name "Mrs. Smith's Frozen Foods Co.," and other intangibles used in the Frozen Pie Business;
                 (e) The contracts (including all purchase, sale and exchange orders and agreements, leases and service agreements) used in the Frozen Pie Business and the lease of a building located at the Pottstown Facility to Sherwin-Williams Company, an Ohio corporation (the "PIE CONTRACTS");



                                                    2

#20060353.14
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                 (f)      Prepaid expenses (prorated consistent with the
                          Reference Balance Sheet (as defined in Section
                          3.3)); and
                 (g) Operating data and records relating exclusively to the Frozen Pie Business, including customer credit information, correspondence and supplier and vendor information.
                 Notwithstanding the foregoing, it is understood and agreed that Seller shall retain all accounts receivable relating to the Frozen Pie Business on the books of Seller as of the Closing Date. It is further understood and agreed that the business properties, assets and rights of Seller (including formulae, trade secrets, customer lists and goodwill) used in Seller's waffle business, the name "Kellogg," and the contracts listed on
SCHEDULE 1.1 shall not be included in the Purchased Assets and shall be specifically excluded therefrom.
                 1.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings and agreements of Seller made hereunder, and in consideration of such sale, conveyance, transfer, assignment and delivery, Buyer agrees to pay Fifty Two Million One Hundred Thousand Dollars ($52,100,000) (the "PURCHASE PRICE"), subject to adjustment pursuant to Section 1.7, Twenty Seven Million Four Hundred Thousand Dollars ($27,400,000) as the Trademark Consideration (as defined in the Trademark Assignment Agreement), and Six Hundred Thousand Dollars ($600,000) in consideration for the covenant contained in Section 10.11.
                 1.3 ASSUMPTION OF LIABILITIES. As further consideration, subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, undertakings and agreements of Seller made hereunder, Buyer agrees to undertake, assume and perform and otherwise pay, satisfy and discharge in accordance with their respective terms, and to indemnify and hold Seller harmless with respect to, all of the debts, liabilities and obligations of Seller (of any nature, whether absolute or contingent, known or unknown, and whether or not accrued or reflected on the books and records of the Frozen Pie Business)





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
relating to the Frozen Pie Business or the Purchased Assets (the "ASSUMED LIABILITIES"), including but not limited to the following:

                 (a) All liabilities and expenses under the Pie Contracts included under Section 1.1(e);

                 (b) All liabilities and expenses related to agreements, policies and programs involving coupons, trade allowances and promotions;

                 (c) All Non-Income Taxes relating to the Frozen Pie Business or the Purchased Assets; and

                 (d)      All accrued salaries and benefits;

PROVIDED, HOWEVER, that Seller shall retain all accrued benefit obligations under the Kellogg Company Salaried Pension Plan relating to all Employees (as defined in Section 5.4), all post-retirement benefit obligations relating to Retired Frozen Pie Employees (as defined in Section 5.4), all accounts payable relating to the Frozen Pie Business on the books of Seller as of the Closing Date, all liabilities and obligations relating to all pending litigation, all liabilities and obligations relating to the Douglasville Superfund Disposal Site referred to in Schedule 3.13, and all Income Taxes (as defined in Section 10.16) relating to the Frozen Pie Business.
                 1.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price (together with liabilities assumed hereunder and other relevant items) shall be allocated among the Purchased Assets in a manner consistent with the fair market values of such Purchased Assets as determined by mutual agreement of Seller and Buyer and set forth in SCHEDULE 1.4. Such allocation will comply with the requirements of Section 1060 of the Code. Seller and Buyer represent, warrant and agree that such allocation was determined through arm's length negotiations. Seller and Buyer each agrees that, to the extent permitted by applicable law, it will adopt and utilize the amounts allocated to each asset or class of assets for purposes of all federal, state and other income tax Returns filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such tax Returns, in any claim for refund, in any litigation or otherwise with respect to such tax Returns. Each of Seller and Buyer shall timely file Internal Revenue Service Form 8594 consistent with such allocation. Notwithstanding any





#20060353.14                            4
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other provisions of this Agreement, the foregoing agreement shall survive the
Closing Date without limitation.
                 1.5 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller prior to the Closing Date. In addition, at the Closing, Buyer shall deliver to Kellogg Company, a Delaware corporation, the Trademark Consideration (as defined in the Trademark Assignment Agreement) and the consideration for the covenant contained in
Section 10.11 in immediately available funds by wire transfer to an account designated by Kellogg Company prior to the Closing Date.
                 1.6      INSTRUMENTS OF CONVEYANCE, TRANSFER, ASSUMPTION, ETC.
(a) Seller shall deliver to Buyer at the Closing: (i) the Bill of Sale, in the form of EXHIBIT A attached hereto (the "BILL OF SALE"); (ii) the Trademark Assignment Agreement, in the form of EXHIBIT B attached hereto (the "TRADEMARK ASSIGNMENT AGREEMENT"); (iii) the Canadian Services Agreement, in the form of EXHIBIT C attached hereto (the "CANADIAN SERVICES AGREEMENT"); and (iv) the special warranty deed (the "DEED") pursuant to which Seller shall convey the Pottstown Facility to Buyer. Buyer shall pay all fees, costs and expenses relating to the recording of the Deed, and all transfer and conveyance taxes.
                 (b) Buyer shall properly execute and deliver the Undertaking, in the form of EXHIBIT D attached hereto (the "UNDERTAKING"), and the Trademark Assignment Agreement.
                 (c) This Agreement, the Bill of Sale, the Deed and the Undertaking are hereinafter sometimes referred to as the "AGREEMENTS."
                 1.7 CLOSING AUDIT. As promptly as practicable after the Closing Date, Seller will cause a statement of net assets (the "STATEMENT OF NET ASSETS") of the Purchased Assets and Assumed Liabilities as at the Closing Date to be prepared by Price Waterhouse. The Statement of Net Assets shall (i) be prepared in accordance, and consistent, with the accounting principles and assumptions used in the preparation of the Reference Balance Sheet; (ii) be prepared





#20060353.14                    5
utilizing the Accounting Policy Manual of Kellogg Company previously disclosed to Buyer; and (iii) not give effect to any tax liabilities arising out of the transactions contemplated by this Agreement.
                 Buyer and its representatives shall have the right, at Buyer's expense, to participate, observe, review and comment upon preparation of the Statement of Net Assets.
                 Buyer agrees to cooperate with Seller and Price Waterhouse and to furnish them with all such information as they may reasonably require in connection with the preparation of the Statement of Net Assets.
                 Should Buyer and Seller disagree as to the proper accounting treatment of any item or disagree as to any matter relating to the Statement of Net Assets, then the matter shall be submitted to Arthur Andersen & Co. whose decision shall be final.
                 If the amount of assets less liabilities as shown on the Statement of Net Assets (the "CLOSING NET ASSETS") is less than the amount of assets less liabilities as shown on the Reference Balance Sheet minus $100,000 (the "MINIMUM NET ASSETS"), Seller shall pay the difference between the Minimum Net Assets and the Closing Net Assets to Buyer within ten (10) business days of completion of the Statement of Net Assets. If the Closing Net Assets is greater than the amount of assets less liabilities as shown on the Reference Balance Sheet plus $100,000 (the "MAXIMUM NET ASSETS"), Buyer shall pay the difference between the Closing Net Assets and the Maximum Net Assets to Seller within ten (10) business days of completion of the Statement of Net Assets.

                                   ARTICLE 2
                            CLOSING AND TERMINATION
                            -----------------------
                 2.1 CLOSING. The closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Winthrop, Stimson, Putnam & Roberts at One Battery Park Plaza, New York, New York at 10:00 a.m. (local time) on March 31, 1994, or at such other time and place as Buyer and Seller shall agree (the date of the Closing being the "CLOSING DATE").





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
                 2.2 TERMINATION. Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time:
                          (a)     by mutual consent of Buyer and Seller;
                          (b) by either Buyer or Seller, if the Closing shall not have occurred on or before June 30, 1994 (or such later date as may be agreed upon in writing by the parties hereto) (the "FINAL TERMINATION DATE");
                          (c) by Buyer or Seller if, during the twenty-day waiting period following substantial compliance by Buyer and Seller with a second request for information by the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC"), the FTC and the DOJ shall not have completed their investigation or have indicated that they would oppose consummation of the transactions contemplated hereunder; or
                          (d)  by Seller, pursuant to Section 5.14(d)(iv) or
         Section 5.15(b).


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------
                 Seller represents and warrants to Buyer that:
                 3.1 ORGANIZATION; AUTHORITY. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action (including shareholder approval) on the part of Seller. Each of the Agreements to which Seller is a party has been (in the case of this Agreement) or will be as of the Closing Date duly executed and delivered by Seller and (assuming due execution and delivery by the other parties





#20060353.14                    7
thereto) constitutes, or will constitute, a valid, binding and enforceable obligation of Seller, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.
                 3.2 ABILITY TO CARRY OUT THE AGREEMENT. Seller is not subject to or bound by any provision of

                 (i) any law, statute, rule, regulation or judicial or administrative decision,
                (ii)   any articles or certificate of incorporation or by-laws,
               (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, or
                 (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person under any Pie Contract or agreement which is material to the Frozen Pie Business which has not been, or will not be prior to Closing, obtained required for, the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, other than notification pursuant to the HSR Act and violations, defaults or failures to obtain consents which, singly or in the aggregate, do not have a material adverse effect on the Frozen Pie Business or on the enforceability or validity of this Agreement.
                 3.3 FINANCIAL STATEMENTS. (a) Seller has furnished to Buyer copies of the following financial statements of the Frozen Pie Business: (i) the unaudited pro forma Balance Sheet as at December 31, 1993 reflecting the assets and liabilities of the Frozen Pie Business being transferred to Buyer (the "REFERENCE BALANCE SHEET"); and (ii) the unaudited pro forma Statements of Operations of the Frozen Pie Business for the three year period ended December 31, 1993. The financial statements have been prepared in accordance with Seller's





#20060353.14                    8
internal accounting policies, practices and procedures applied on a consistent basis and have been derived from the financial statements of Seller, which have been subject to certain audit procedures by the independent public accountants of Seller in the scope of such firm's audit process of the parent of Seller.
                          (b)  the Assumed Liabilities, other than the Assumed
Liabilities reflected or reserved for on the Statement of Net Assets, are individually or in the aggregate not material to the Frozen Pie Business.
                 3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1993, the Frozen Pie Business has been conducted in the ordinary and usual course and (i) there has not been (in each case to the extent relating to such business), any increase in (A) the rate of compensation payable or to become payable by Seller to any of its Frozen Pie Employees (as hereinafter defined), or (B) any bonus, pension or other employee benefit plan, payment or arrangement made by Seller for or with any such employees except, in each case, for increases in the ordinary course of business (which shall include but not be limited to normal periodic performance reviews and related compensation and benefit increases), (ii) to the best of Seller's knowledge, there has not been any cancellation of any contract to which Seller is a party which would have a material adverse effect on the Frozen Pie Business, and (iii) as of the date hereof, since December 31, 1993, there has been no material adverse change in the financial condition or results of operations of the Frozen Pie Business, except as otherwise disclosed to Buyer.
                 3.5 LITIGATION. Except as disclosed on SCHEDULE 3.5, there is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller relating to the Frozen Pie Business at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which individually or in the aggregate will likely have a material adverse effect on the Frozen Pie Business.





#20060353.14                    9

                 3.6 TITLE TO PROPERTIES; ABSENCE OF LIENS; REAL ESTATE. (a) Seller has title to all of the Purchased Assets, free and clear of any liens, security interests and other encumbrances ("ENCUMBRANCES"), except for (i) Encumbrances reflected in the Reference Balance Sheet or created in the ordinary course of business subsequent to December 31, 1993, (ii) Encumbrances that do not materially interfere with the present use by Seller of the property subject thereto or affected thereby, (iii) Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being contested in good faith, and (iv) Encumbrances of record as shown on Steward Title Guaranty Company Title Report #64638-M dated January 5, 1994 (the "Title Report") which has been delivered by Seller to Buyer together with all Encumbrances shown on any plot plans which have been delivered by Seller to Buyer and all Encumbrances that may be of record as shown on the tax maps of Montgomery County, Pennsylvania.
                 (b) Buyer acknowledges that it has inspected all real estate constituting Purchased Assets and agrees to purchase said real estate in its present condition "as is."
                 (c) Seller has not received any written notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning or building law, regulation, code, order or requirement relating to or affecting the real estate; and to the best of Seller's knowledge, no such proceeding has commenced and no such proceeding with respect to condemnation has been threatened in writing.
                 (d) The Encumbrances of record as shown on the Title Report do not materially interfere with the current use of the Pottstown Facility.
                 3.7 COMPLIANCE WITH LAW. (a) To the best of Seller's knowledge, and, except as disclosed on SCHEDULE 3.13, the Frozen Pie Business is being conducted in compliance in all respects with all laws, ordinances and regulations of any governmental entity applicable to





#20060353.14                    10

Seller, except for violations, if any, which singly or in the aggregate, do not have a material adverse effect on the Frozen Pie Business.
                 (b) Except as disclosed on SCHEDULE 3.13, all governmental approvals, permits and licenses required by the Frozen Pie Business in connection with the conduct of its business have been obtained and are in full force and effect and are being complied with in all respects, except for any such approvals, permits or licenses where the failure either to obtain or maintain them, or a failure to comply with them, would not, either singly or in the aggregate, have a material adverse effect on the Frozen Pie Business.
                 (c) The finished goods inventories comply in all material respects with all applicable federal and state laws relating to the production, sale, packaging and labeling of food products.
                 3.8 CONDITION AND SUFFICIENCY OF PURCHASED ASSETS. (a) All of the machinery and equipment used in the Frozen Pie Business for manufacturing and production is located at the Pottstown Facility, (b) such machinery and equipment is sufficient to continue the manufacture and production of the products of the Frozen Pie Business as currently being conducted, (c) such machinery and equipment is substantially in good working condition in accordance with Seller's past practice, normal wear and tear excepted, (d) the trademarks set forth on the exhibits to the Trademark Assignment Agreement are all of the trademarks used in the Frozen Pie Business other than the name "Kellogg," (e) the only trade name used in the Frozen Pie Business is "Mrs. Smith's Frozen Foods Co." and (f) all of the buildings, structures, improvements and fixtures used by the Frozen Pie Business are in a state of repair, maintenance and operating condition sufficient to conduct the Frozen
Pie Business as now being conducted and, except for normal wear and tear, there are no defects with respect thereto which would impair the use by Buyer of any such buildings, structures, improvements or fixtures.





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
                 3.9 CONTRACTS. (a) There is no default by Seller under any Pie Contract, except for defaults which do not individually or in the aggregate have a material adverse effect on the Frozen Pie Business.
                 (b) SCHEDULE 3.9 sets forth all contracts or agreements outstanding as of the date hereof to which Seller is a party, which relate to the Frozen Pie Business and involve the future payment of more than $75,000 (other than purchase orders in the ordinary course of business or cancelable without penalty).
                 3.10 BROKERS AND INTERMEDIARIES. Except for Goldman, Sachs & Co., neither Seller nor any of its Affiliates has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Seller shall be responsible for making any payments to which Goldman, Sachs & Co. shall be entitled.
                 3.11 TAX MATTERS. (i) All Non-Income Tax Returns relating to the Frozen Pie Business or the Purchased Assets for all Pre-Closing Periods have been or will be filed when due in timely fashion; (ii) all Non-Income Taxes shown on such Returns have been or will be paid when due in timely fashion; (iii) to the best knowledge of Seller, there is no suit, proceeding, investigation, audit or claim now pending regarding Non-Income Taxes relating to the Frozen Pie Business or the Purchased Assets for any Pre-Closing Period; and (iv) there are no agreements for the extension of the time for assessment of Non-Income Taxes relating to the Frozen Pie Business or the Purchased Assets for any Pre-Closing Period.
                 3.12 EMPLOYEE BENEFITS. (a) SCHEDULE 3.12 sets forth all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation and death benefit plans, agreements or arrangements, maintained or contributed to by Seller or any Affiliate of Seller and applicable to all persons who were employed in the Frozen Pie Business by the Seller





#20060353.14                    12
immediately preceding the Closing, including those on vacation, leave of absence or disability and those laid off (but only, in the case of laid off employees, to the extent a collective bargaining agreement providing for recall rights is applicable to such employees) ("FROZEN PIE EMPLOYEES") (the "PLANS") and all fringe benefit plans or programs maintained by Seller or any Affiliate of Seller and applicable to Frozen Pie Employees.
                 (b) All Plans have been administered in compliance with their terms in all material respects. All Plans are, and on the Closing Date will be, in compliance in all material respects with the requirements of any applicable law, including but not limited to ERISA and the Code and any regulations thereunder and each Plan which is intended to be a qualified plan under Section 401 and 501 of the Code has been so qualified since its inception. Without limiting the generality of the foregoing:
                          (i) neither Seller nor any Affiliate of Seller nor, to the knowledge of Seller, any trustee or administrator of any "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "RETIREMENT PLANS"), has engaged in any act or omission constituting a "prohibited transaction," as defined in Section 4975 of the Code or a transaction prohibited by Section 406 of ERISA, or a breach of fiduciary duties and responsibilities under ERISA;
                         (ii) at the end of its most recent plan year, each Retirement Plan to which Section 412 of the Code is applicable satisfied the minimum funding standards provided for in such Section;
                        (iii)   no reportable event within the meaning of
                 Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by regulations issued by the Pension Benefit Guaranty Corporation) has occurred and is continuing;
                         (iv) there are no claims or actions pending or threatened involving the Plans or the assets thereof; and





#20060353.14                    13

                          (v) Seller has no outstanding liabilities to the Pension Benefit Guaranty Corporation.
                 3.13     ENVIRONMENTAL MATTERS.  (a)  Except as disclosed on
SCHEDULE 3.13, Seller has obtained or applied for all material permits, licenses and other such authorizations required to be obtained by it for the operation of the Frozen Pie Business under Environmental Laws.
                 (b) Except as disclosed on SCHEDULE 3.13, to the best knowledge of Seller, Seller is (i) in compliance with all terms and conditions of the permits, licenses and authorizations required by Environmental Laws for the Frozen Pie Business, and (ii) in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements and obligations contained in the Environmental Laws relating to the Frozen Pie Business, except, in each case, for violations, if any, which in the aggregate do not have a material adverse effect on the Frozen Pie Business.
                 (c) Except as disclosed on SCHEDULE 3.13, there are no civil, criminal or administrative actions, suits, hearings, proceedings, written notices of violation, claims or demands pending or, to the best knowledge of Seller, threatened against Seller under the Environmental Laws relating to the Frozen Pie Business, which will likely have a material adverse effect on the Frozen Pie Business.
                 (d) Seller has heretofore delivered to Buyer copies of all environmental reports and studies made by Seller and its consultants or received from any governmental agency in the last three (3) years relating to the Pottstown Facility.
                 3.14 LABOR MATTERS. In the past twelve (12) months, there has been no labor strike, refusal to work, slowdown, work stoppage, boycott or other labor trouble affecting the Frozen Pie Business, nor, to the best of Seller's knowledge, has any such labor trouble been threatened against Seller.





#20060353.14                    14

                 3.15 PRODUCT RETURNS AND CLAIMS. To the best of Seller's knowledge, there is no basis for product returns or product liability claims other than in the ordinary course of business of the Frozen Pie Business.
                 3.16 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Seller does not make, and Buyer agrees that Seller has not made, any representations or warranties relating to Seller or the Frozen Pie Business or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by Seller. Without limiting the generality of the foregoing, Seller has not made, and shall not be deemed to have made, any representations or warranties in the Confidential Memorandum relating to the businesses of Seller dated October 1993 and supplied to Buyer prior to the date hereof (the "CONFIDENTIAL MEMORANDUM") or in any presentation of the businesses of Seller in connection with the transactions contemplated hereby, or in any materials containing cost estimates, projections or other predictions, or any data, financial information or any memoranda or offering materials and no statement contained in the Confidential Memorandum, or such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. No Person has been authorized by Seller to make any representation or warranty relating to Seller, the Frozen Pie Business or otherwise in connection with the transactions contemplated hereby.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------
                 Buyer represents and warrants that:
                 4.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the





#20060353.14                    15
transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and the Undertaking as of the Closing Date will be, duly executed and delivered by Buyer and constitutes, or (in the case of the Undertaking) will constitute, the valid, binding and enforceable obligation of Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.
                 4.2 ABILITY TO CARRY OUT THE AGREEMENT. Buyer is not subject to or bound by any provision of
                        (i) any law, statute, rule, regulation or judicial or administrative decision,
                        (ii) any articles or certificate of incorporation or regulations,
                        (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, permit, or
                        (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby.
                 4.3 FINANCIAL ABILITY TO PERFORM. Sufficient funds and credit arrangements are available to Buyer as of the date hereof, and will be so available at the Closing, to pay the Purchase Price and all other amounts payable by it hereunder at the Closing.
                 4.4 BROKERS AND INTERMEDIARIES. Buyer has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.





#20060353.14                    16

                                   ARTICLE 5

              CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER
              ----------------------------------------------------
                 5.1 ACCESS AND INFORMATION. Seller shall permit Buyer and its representatives after the date of this Agreement to have reasonable access during normal business hours, upon reasonable advance notice, to the Frozen
Pie Business, PROVIDED that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the business or operations of Seller, and Seller shall furnish to Buyer all information relating to the Frozen Pie Business reasonably requested by Buyer, PROVIDED that Seller shall not be required to furnish to Buyer or provide
Buyer with access to any formulae, recipes, process sheets, mixing instructions, cost information or any other proprietary information relating to the Frozen Pie Business prior to the Closing Date. All information provided to Buyer pursuant hereto shall be subject to that certain confidentiality agreement dated October 20, 1993 executed by Buyer (the "CONFIDENTIALITY AGREEMENT"). Buyer shall notify Seller promptly upon its discovery of any information which reasonably constitutes or which Buyer reasonably should understand to indicate a breach by Seller of any representation, warranty or agreement of Seller hereunder.
                 5.2 REGULATORY FILINGS. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Buyer and Seller each agrees to file any information required by the HSR Act, if any, as soon as practicable following the execution of this Agreement, and each agrees promptly to supplement such information and promptly use best efforts to effect compliance with the conditions specified in Sections 6.5 and
7.5 hereof. Each of the parties shall use its best efforts to obtain any regulatory approvals or clearances necessary to effect the transactions contemplated herein.





#20060353.14                    17

                 5.3 CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE. Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller shall cause the Frozen Pie Business to be operated in all material respects in the ordinary and usual course.
                 5.4 EMPLOYEE MATTERS. (a) Buyer and Seller shall within thirty (30) days from the date hereof determine the salaried employees of the Frozen Pie Business to be hired by Buyer (which number shall not be less than 113, unless otherwise agreed) (the "Scheduled Employees"). The Scheduled Employees will be employed by Buyer or any Affiliate of Buyer on and after the Closing Date for a period of not less than one (1) year on substantially the same terms (including salary, fringe benefits, job responsibility and location) as those provided by Buyer to its similarly situated employees immediately prior to the Closing Date, except as otherwise provided in this Section 5.4. Buyer agrees (i) to recognize, or to cause each of its applicable Affiliates to recognize, the unions which are parties to the collective bargaining agreements noted in SCHEDULE 5.4 as the sole and exclusive collective bargaining agents, as of the Closing Date and immediately thereafter, for the Frozen Pie Employees represented by such unions as of the Closing Date who will continue employment with Buyer and its Affiliates after the Closing Date ("ASSUMED UNION EMPLOYEES"), (ii) that on and after the Closing Date Buyer will continue to be bound by the terms of each collective bargaining agreement set forth in
SCHEDULE 5.4, or that Buyer or any other Affiliate of Buyer will be the successor employer under such collective bargaining agreements, and (iii) that it will cause the Frozen Pie Business and each applicable Affiliate of Buyer to comply with its respective obligations under such collective bargaining agreements. Buyer shall not, at any time prior to sixty (60) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of the Frozen Pie Business without complying fully with the requirements of WARN.





#20060353.14                    18

                 For purposes of this Section 5.4, the term "EMPLOYEES" shall mean all current and former Frozen Pie Employees, including those on layoff, and all retired and terminated vested Frozen Pie Employees. For purposes of this Section 5.4, "RETIRED FROZEN PIE EMPLOYEES" shall mean all former Employees who retired or otherwise terminated employment prior to the Closing Date and who are entitled to retiree life insurance and may participate in retiree medical and dental benefit programs ("RETIREE WELFARE BENEFITS"). For purposes of this Schedule 5.4, "ASSUMED EMPLOYEES" shall mean all Scheduled Employees and Assumed Union Employees.
                 (b) Effective as of the Closing Date, Scheduled Employees shall cease accruing benefits under the Kellogg Company Salaried Pension Plan (the "SALARIED PENSION PLAN"). Seller shall continue to be responsible on and after the Closing Date for all benefits accrued for Employees under the Salaried Pension Plan as of the Closing Date. All Scheduled Employees shall be fully vested in their accrued benefits under the Salaried Pension Plan as of the Closing Date. As soon as practicable after the Closing Date and effective as of the Closing Date, Buyer shall cause its The J.M. Smucker Company Employees' Retirement Plan (the "BUYER PENSION PLAN") to cover the Scheduled Employees who were covered by the Salaried Pension Plan immediately prior to the Closing Date on the same terms and conditions as are applicable to Buyer's salaried employees under the Buyer Pension Plan immediately prior to the Closing Date. Buyer shall cause the Buyer Pension Plan to count for purposes of eligibility and vesting all service of the Scheduled Employees that was counted for such purposes under the Salaried Pension Plan.
                 (c) (i) With respect to each multi-employer plan identified on SCHEDULE 3.12 as one to which Seller is obliged to contribute, Buyer shall be obligated to contribute to each such multi-employer plan for substantially the same number of contribution base units for which Seller had an obligation to contribute thereto.
                 (ii) Subject to subsection (iii) hereof, Buyer will provide to each multi-employer plan referred to in the collective bargaining agreements listed on SCHEDULE 5.4 for a





#20060353.14                    19
period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution, satisfactory to such plan, in an amount equal to 120% of the greater of
                          (A) the average annual contribution required to be made by Seller with respect to the operations under such plan for the three (3) plan years preceding the plan year in which the Closing occurs, being $1,094,103 in the aggregate for such plan, or
                          (B) the annual contribution that Seller was required to make with respect to the operations under such multi-employer plan for the last plan year prior to the plan year in which the Closing occurs, being $1,309,291 in the aggregate for such plan, which bond or escrow shall be paid to such multi-employer plan if Buyer withdraws from such plan, or fails to make a contribution when due, at any time during the first five (5) plan years beginning after the Closing occurs.
                 (iii) In lieu of providing the bond contemplated by subsection (b) hereof, Buyer may obtain a waiver or variance of the requirement under ERISA that it provide such bond.
                 (iv) If Buyer withdraws from any of such multi-employer plans in a complete withdrawal, or a partial withdrawal with respect to operations, during the first five (5) plan years beginning after the Closing, Seller will be secondarily liable to such plan and the PBGC for any withdrawal liability Seller would have had to any such plan with respect to the operations (but for Section 4204 of ERISA) if the liability of Buyer with respect to such plan is not paid.
                 (d) Effective as of the Closing Date, all Scheduled Employees shall be fully vested in their accrued benefits under the Kellogg Company Salaried Savings and Investment Plan (the "SAVINGS PLAN") and Seller shall cease to make contributions under the Savings Plan on behalf of such Scheduled Employees. The Scheduled Employees shall be entitled to receive a





#20060353.14                    20
distribution of their benefits under the Savings Plan on and after the Closing Date in accordance with applicable law and the terms of the Savings Plan.
                 As soon as practicable after the Closing Date and effective as of the Closing Date, Buyer shall cause its The J.M. Smucker Company Employee Savings Plan (the "BUYER SAVINGS PLAN") to cover the Scheduled Employees who were covered by the Savings Plan immediately prior to the Closing Date on the same terms and conditions as such Plan is made available to Buyer's salaried employees immediately prior to the Closing Date. Buyer shall cause the Buyer Savings Plan to count for purposes of eligibility and vesting all service of the Scheduled Employees that was counted for such purposes under the Savings Plan. Buyer shall also cause the Buyer Savings Plan to accept, to the extent permitted by applicable law, rollover contributions by the Scheduled Employees of amounts distributed to such employees from the Savings Plan.
                 (e) Buyer shall provide the Assumed Employees and their covered dependents with life insurance, medical benefits, disability benefits and other employee welfare benefit plans, programs, policies or arrangements that are the same as or comparable to the benefits, plans, programs, policies and arrangements that Buyer provides or makes available to its similarly situated employees (the "BUYER WELFARE PLANS"); PROVIDED, HOWEVER, that the benefits, plans, programs, policies and arrangements to be provided by Buyer, in the case of Scheduled Employees to whom a collective bargaining agreement is applicable, shall conform with the benefits, plans, programs, policies and arrangements required to be provided under such agreement. Buyer shall cause the Buyer Welfare Plans to count for purposes of eligibility and benefits under such plans all service of the Assumed Employees that was counted for such purposes under Seller's welfare plans and arrangements. In addition, Buyer shall cause the Buyer Welfare Plans to grant credit to the Assumed Employees and their covered dependents for payments made by such individuals toward out-of-pocket maximums and deductibles for the





#20060353.14                    21
year in which the Closing Date occurs, and to waive any pre-existing condition restrictions under the Buyer Welfare Plans with respect to such individuals.
                 Seller shall retain responsibility for Retiree Welfare Benefits for all Retired Frozen Pie Employees. Seller shall also retain responsibility for all salaried Frozen Pie Employees who are not Scheduled Employees with regard to long-term disability, life, medical and pension benefits.
                 With respect to Employees covered by welfare plans sponsored or maintained by Seller, Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, disability, supplemental unemployment, workers' compensation and other welfare plan expenses and benefits with respect to claims incurred prior to the Closing Date. Expenses and benefits with respect to claims incurred by any Assumed Employee or his or her covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a medical, dental, workers' compensation or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs which entitles the Employee or his or her dependents to benefits.
                 (f) Seller shall retain and be responsible for all severance pay and benefit continuation relating to the termination of employment of Employees prior to the Closing Date. If any Assumed Employee is terminated by Buyer on or after the Closing Date and prior to the date that is twelve (12) months after the Closing Date, Buyer shall provide to such employee severance pay and benefit continuation in accordance with the terms of Mrs. Smith's Frozen Foods Co. Severance Plan, as in effect on the date hereof, and any applicable collective bargaining agreement.
                 (g) Buyer shall be responsible for vacation pay on and after the Closing Date with respect to all periods of service (whether prior to or after the Closing Date) of all Assumed Employees.





#20060353.14                    22

                 (h) No provision of this Section 5.4 shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or any of its Affiliates, unions or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 5.4 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Plans of Seller.
                 (i) Seller, Seller's Affiliates, Buyer and Buyer's Affiliates shall cooperate as may reasonably be requested with respect to actions necessary to effect the transactions contemplated by this Section 5.4 and in obtaining any governmental approvals required hereunder.
                 5.5 NO SOLICITATION. If this Agreement is terminated, Buyer will not, for a period of three (3) years thereafter, directly or indirectly, solicit, encourage, entice or induce any Person who is an employee of Seller to terminate his or her employment with Seller. Buyer agrees that money damages will not be an adequate remedy and that Seller shall be entitled to equitable relief, including but not limited to injunction, in the event of any breach by Buyer of this Section 5.5, in addition to any other remedies available to Seller at law.
                 5.6 BOOKS AND RECORDS. Buyer shall retain all books, records and other documents pertaining to the Frozen Pie Business in existence on the Closing Date and shall make the same available after the Closing Date for inspection and copying by Seller or any Affiliate of Seller at Seller's expense during the normal business hours of Buyer, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyer will make available to Seller, the Affiliates of Seller and their respective representatives all information deemed





#20060353.14                    23
necessary or desirable by Seller or such Affiliates in preparing their respective financial statements, conducting any audits in connection therewith, preparing Seller's or its Affiliates' tax returns and defending or prosecuting any claim under Article 9. In addition, Buyer shall make available after the Closing, at no cost to Seller, Mr. John J. Feeney and such other former employees of Seller that are employed by Buyer as Seller may reasonably request, in order for Seller to prepare for and defend against the lawsuit of Twin County Construction Company v. Mrs. Smith's Frozen Foods Co. and Kellogg Company in the United States District Court for the Eastern District of Pennsylvania and any other pending litigation retained by Seller.
                 5.7 ANNOUNCEMENT. Hereafter, neither Seller nor Buyer will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.
                 5.8 BEST EFFORTS. Each of the parties hereto shall use its best efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.
                 5.9 BULK SALES. Buyer hereby waives compliance by Seller with any bulk-sales notice requirements of applicable law.
                 5.10 USE OF NAMES. (a) Buyer acknowledges that no interest in or right to use the name "Kellogg" is being transferred hereunder. Buyer agrees that it will, as promptly as practicable but in any event within thirty
(30) days following the Closing Date, remove or obliterate the name "Kellogg" from all signs, purchase orders, invoices, sales orders, letterheads, shipping documents and other materials used by it; PROVIDED, HOWEVER, that Buyer may utilize any packaging stock and labels held in inventory by the Frozen Pie Business on the Closing Date and containing the name "Kellogg" until the depletion of said inventory.





#20060353.14                    24

                 (b) Seller agrees that it shall, within ninety (90) days after the Closing Date, remove "Mrs. Smith's" from its corporate name and terminate its use thereof.
                 5.11 EMPLOYEE CONFIDENTIALITY AGREEMENTS. Buyer acknowledges that certain employees in the Frozen Pie Business have previously signed confidentiality agreements with Seller. Buyer agrees that it will not induce such employees to violate or breach the provisions of, nor will Buyer knowingly obtain information in violation of, such confidentiality agreements.
                 5.12 COLLECTION OF RECEIVABLES. In the event that, after the Closing Date, Buyer receives any payment in respect of an account receivable outstanding as of the Closing Date, Buyer shall promptly remit such funds to Seller and Buyer agrees that, until the forty-fifth day after the Closing Date, all payments received by Buyer that are not identified, by reference to an invoice number, as payments for a receivable arising after the Closing Date, shall be remitted to Seller; PROVIDED, HOWEVER, that Seller shall return such payment to Buyer if Seller is not owed any amount by the payor with respect to accounts receivable arising on or prior to the Closing Date.
                 5.13 INSURANCE POLICIES. Seller agrees that, between the date hereof and the Closing Date, Seller shall maintain in force all insurance policies pertaining to the Frozen Pie Business in force on the date hereof or insurance policies providing the same or substantially similar coverage.
                 5.14 ENVIRONMENTAL AUDIT. (a) Buyer may at its own expense conduct a phase 1 environmental audit of the Pottstown Facility. Seller shall cooperate fully with Buyer during the audit and will provide Buyer access to the facility during normal business hours upon reasonable advance notice from Buyer. Buyer will complete the audit and provide Seller with the phase 1 audit report within fifteen (15) days of the date hereof.
                 (b) If during the audit Buyer finds specific evidence that the facility or a portion of the facility may be contaminated with Hazardous Substances, Buyer at its own





#20060353.14                    25
expense may conduct a phase 2 audit of the facility to delineate the extent of the contamination. The phase 2 audit shall be limited to the area or areas in which the phase 1 audit identified specific evidence of contamination. Buyer shall complete its initial set of tests for contamination and shall provide Seller with a report on those tests within forty-five (45) days from the date hereof.
                 (c) If during the phase 1 or phase 2 environmental audits Buyer determines that the Pottstown Facility or the Frozen Pie Business is not in compliance with Environmental Laws, it shall so state in the appropriate environmental audit report. If Buyer concludes that the cost of bringing the facility or the business into compliance with law will not exceed $100,000, it shall so state in the report and Buyer shall be responsible for such costs.
                 (d) If Buyer concludes that the cost of bringing the Pottstown Facility or the Frozen Pie Business into compliance with any Environmental Laws will exceed $100,000, it shall so state in the environmental audit report and shall specify in the report the matters it believes are not in compliance with such laws. Seller shall then take all steps necessary to correct each of these violations. Buyer and Seller shall allocate the cost of correcting each of the violations as follows:
                 (i) Buyer shall be responsible for the first $100,000 of cost;

                 (ii) Seller and Buyer shall each be responsible for 50% of the costs between $100,000 and $1,000,000;

                 (iii) Seller shall be responsible for 85% of and Buyer shall be responsible for 15% of the costs between $1,000,000 and $3,000,000; and

                 (iv) Seller shall be responsible for all costs above $3,000,0000. In the alternative, if Buyer notifies Seller in an audit report that it has reasonable grounds to believe that the costs of bringing the facility into compliance with law will exceed $3,000,000, or if Seller reasonably concludes that the cost of bringing the facility into compliance with law will exceed $3,000,000, Seller may terminate this transaction (if the Closing shall not have occurred).

                 (e) Seller in taking action to correct a violation of an Environmental Law shall provide Buyer with notice of the action it plans to take. Buyer may within three (3) days of





#20060353.14                    26
receipt of notice propose changes to the actions Seller plans to take. If Seller and Buyer are then unable to agree on the action that Buyer should take, each party shall direct its environmental engineers to meet and agree within seven (7) days on the selection of a third environmental engineer of national repute to resolve the dispute. If the parties' environmental engineers cannot agree on a third environmental engineer, they shall each appoint an environmental engineer with whom neither they nor Buyer or Seller has any business relationship and these environmental engineers shall chose an environmental engineer of national repute to resolve the dispute. Buyer and Seller shall be bound by the decision of the environmental engineer.
                 (f) If Buyer notifies Seller of a matter it believes is in violation of law, and Seller disagrees that there is a violation of law, then Buyer and Seller shall meet within three (3) days to attempt to resolve the dispute. If the parties are unable to resolve the dispute, they shall jointly appoint an environmental expert to resolve the dispute. If the parties are unable to agree on an environmental expert, they shall arbitrate the dispute before three (3) arbitrators pursuant to the rules of the American Arbitration Association and shall be bound by the decision of the arbitral panel.
                 5.15 ENGINEERING SURVEY. (a) Buyer may at its own expense conduct an engineering survey of the Pottstown Facility. Seller shall cooperate fully with Buyer during the survey and will provide Buyer access to the facility during normal business hours upon reasonable advance notice from Buyer. Buyer will complete the survey and provide Seller with the survey report within fifteen (15) days of the date hereof.
                 (b) If the engineering survey report concludes that there exists at the Pottstown Facility any unsound, unsafe condition or conditions which materially interfere with the use of the Pottstown Facility and the operation of the Frozen Pie Business and specifies how such condition or conditions are unsound, unsafe and materially interfere with the use of the Pottstown Facility and the operation of the Frozen Pie Business, Seller shall then take all steps





#20060353.14                    27
necessary, at its expense, to rectify such conditions; PROVIDED, HOWEVER, that if Seller reasonably concludes that the cost of bringing the condition or conditions into a state that does not materially interfere with the use of the Pottstown Facility and the operation of the Frozen Pie Business will exceed $3,000,000, Seller may terminate this transaction (if the Closing shall not have occurred).


                                   ARTICLE 6

                         CONDITIONS PRECEDENT OF SELLER
                         ------------------------------
                 The obligation of Seller to consummate the transactions described in Article 1 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:
                 6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.
                 6.2 AGREEMENTS. Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
                 6.3 BUYER CERTIFICATE. Seller shall have been furnished with a certificate of an authorized officer of Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 6.1 and 6.2 have been fulfilled and confirming the acknowledgement set forth in Section
8.2.
                 6.4 NO INJUNCTION. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyer, Seller or any of





#20060353.14                    28
their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.
                 6.5 HSR COMPLIANCE. All applicable waiting periods under the HSR Act shall have expired or have been terminated.
                 6.6 CANADIAN SERVICES AGREEMENT. Buyer shall have executed and delivered the Canadian Services Agreement.
                 6.7 MISCELLANEOUS CLOSING DELIVERIES. Seller shall have received each of the following:
                        (a) all documents, instruments and other closing deliveries specified in Section 1.6; and
                        (b)      such evidence as Seller may reasonably
request in order to establish (i) the corporate power and authority of Buyer to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.


                                   ARTICLE 7

                         CONDITIONS PRECEDENT OF BUYER
                         -----------------------------
                 The obligation of Buyer to consummate the transactions described in Article 1 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:
                 7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.





#20060353.14                    29

                 7.2 AGREEMENTS. Seller shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
                 7.3 SELLER CERTIFICATE. Buyer shall have been furnished with a certificate of an authorized officer of Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 have been fulfilled.
                 7.4 NO INJUNCTION. No injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against Buyer, Seller or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially adversely changes the transactions contemplated hereby.
                 7.5 HSR COMPLIANCE. All applicable waiting periods under the HSR Act shall have expired or have been terminated.
                 7.6 CANADIAN SERVICES AGREEMENT. Seller shall have delivered the Canadian Services Agreement.
                 7.7 NO MATERIAL ADVERSE CHANGE. Since December 31, 1993, there shall have been no material adverse change in the financial condition or results of operations of the Frozen Pie Business.
                 7.8 TRADEMARK ASSIGNMENT AGREEMENT. Seller shall have delivered the Trademark Assignment Agreement duly executed by Kellogg Company.
                 7.9 WASTE WATER PERMIT. Buyer shall have received reasonable assurance from the Borough of Pottstown that it will be able to secure a waste water permit on substantially the same terms and conditions as the new permit to be issued to Seller as described in Schedule 3.13.
                 7.10 MISCELLANEOUS CLOSING DELIVERIES. Buyer shall have received each of the following:





#20060353.14                    30

                 (a) all documents, instruments and other closing deliveries specified in Section 1.6; and
                 (b) such evidence as Buyer may reasonably request in order to establish (i) the corporate power and authority of Seller to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.


                                   ARTICLE 8

                      NON-SURVIVAL OF REPRESENTATIONS AND
              WARRANTIES; CERTAIN ACKNOWLEDGMENTS; CONFIDENTIALITY
              ----------------------------------------------------

                 8.1 NON-SURVIVAL. The respective representations and warranties of Seller and of Buyer hereunder shall survive the Closing until the eighteenth month anniversary of the Closing Date; PROVIDED, HOWEVER that the representations and warranties of Seller contained in Section 3.11 shall survive until the applicable statute of limitation for Non-Income Taxes shall have expired and the representations and warranties of Seller contained in
Section 3.13 shall survive the closing for twenty (20) years.
                 8.2 INFORMATION. Buyer hereby acknowledges it has not relied, in whole or in part, on any information contained in the Confidential
Memorandum and Seller is making no representations or warranties with respect to the Confidential Memorandum.


                                   ARTICLE 9

                               INDEMNIFICATION
                               ---------------
                 9.1 INDEMNIFICATION OF BUYER. Seller agrees to defend, indemnify and hold harmless Buyer and its successors and assigns (individually, a "BUYER INDEMNITEE," and collectively, the "BUYER INDEMNITEES"), against and in respect of:
                 (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to (i) any failure by Seller to perform or otherwise fulfill or comply with (x) if this Agreement shall have been terminated,





#20060353.14                    31

         Section 5.8 or any other undertaking, agreement or obligation to be performed, fulfilled or complied with by Seller prior to the Closing, or (y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Seller after the Closing, and (ii) the breach of any representation or warranty set forth in Article 3, provided that the obligation of Seller to indemnify Buyer Indemnitees shall be subject to the limitation period set forth in Section 8.1 hereof with respect to survival of such representations and warranties;
                 (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees (whether or not incurred by Buyer in connection with any action, suit, proceeding or claim against Seller hereunder), incident to any of the foregoing or such indemnification;
PROVIDED, HOWEVER, that Seller shall only be obligated to indemnify under this
Section 9.1 for losses, damages, deficiencies, debts, liabilities, costs and expenses arising under this Agreement with respect to the matters set forth in
Section 9.1(a) if such losses, damages, deficiencies, debts, liabilities, costs and expenses are in the aggregate in excess of $3,000,000, at which time Seller shall be liable to Buyer for the entire amount of any such losses, damages, deficiencies, debts, liabilities, costs and expenses; PROVIDED, HOWEVER, that the aggregate indemnification by Seller under Section 9.1(a) and (b) shall not exceed $35,000,000; PROVIDED, HOWEVER, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Seller thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller shall have the right within thirty (30) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its





#20060353.14                    32
own expense, employment of counsel and at any time thereafter to exercise on behalf of the Buyer Indemnitee any rights which may mitigate any of the foregoing; PROVIDED, HOWEVER, that if Seller shall have exercised its right to assume such control, the Buyer Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Seller, and at the Buyer Indemnitee's sole expense) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of the Buyer Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee and (ii) will, at its own expense, make available to Seller those employees of Buyer or any Affiliate of Buyer (including but not limited to those in the Frozen Pie Business) whose assistance, testimony or presence is necessary to assist Seller in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; PROVIDED, HOWEVER, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Buyer and its Affiliates.
                 9.2 INDEMNIFICATION OF SELLER. Buyer agrees to defend, indemnify and hold harmless Seller, and its successors and assigns (individually, a "SELLER INDEMNITEE," and collectively, the "SELLER INDEMNITEES"), against and in respect of:
                 (a) any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to (i) any failure by Buyer to perform or otherwise fulfill or comply with (x) if this Agreement shall have been terminated, Sections 5.5 or 5.8 or any other undertaking, agreement or obligation to be performed, fulfilled or complied with by Buyer prior to the Closing or (y) if the Closing shall occur, any undertaking or other agreement or obligation hereunder or under the Undertaking to be performed, fulfilled or otherwise complied with by Buyer after the Closing or (ii) the breach of any representation or warranty set forth in Article 4, provided that the obligation of Buyer to indemnify Seller Indemnitees shall be subject to





#20060353.14                    33
         the limitation period set forth in Section 8.1 hereof with respect to survival of such representations and warranties;
                 (b) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees (whether or not incurred by Seller in connection with any action, suit, proceeding or claim against Buyer hereunder), incident to any of the foregoing or such indemnification;
PROVIDED, HOWEVER, that Buyer shall only be obligated to indemnify under this
Section 9.2 for losses, damages, deficiencies, debts, liabilities, costs and expenses arising under this Agreement with respect to the matters set forth in
Section 9.2(a)(ii) if such losses, damages, deficiencies, debts, liabilities, costs and expenses are in the aggregate in excess of $3,000,000, at which time Buyer shall be liable to Seller for the entire amount of any such losses, damages, deficiencies, debts, liabilities, costs and expenses; PROVIDED, HOWEVER, that the aggregate indemnification by Seller under Section 9.2(a)(ii) shall not exceed $35,000,000; PROVIDED, HOWEVER, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right after acknowledging to the applicable Seller Indemnitee its liability therefor within thirty (30) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of the Seller Indemnitee any rights which may mitigate any of the foregoing; PROVIDED, HOWEVER, that if Buyer shall have exercised its right to assume such control, the Seller Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Buyer, and at the Seller Indemnitee's





#20060353.14                    34
sole expense) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee and (ii) will, at its own expense, make available to Buyer those employees of Seller whose assistance, testimony or presence is necessary to assist Buyer in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; PROVIDED, HOWEVER, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Seller.
                 9.3 REMEDIES. Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of both Buyer and Seller hereunder shall be restricted to the indemnification rights set forth in this
Article 9.
                 9.4 CERTAIN LIMITATIONS. Recovery pursuant to Section 9.1 shall be limited to actual out-of-pocket expenses and shall in no event include any special, indirect, incidental or consequential damages whatsoever.
                 9.5 SURVIVAL. Notwithstanding anything herein to the contrary, this Article 9 shall survive termination of this Agreement without limitation.


                                   ARTICLE 10

                                 MISCELLANEOUS
                                 -------------
                 10.1  FURTHER ASSURANCES; CONSENT TO ASSIGNMENTS.
                 (a) From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to vest more effectively in Buyer good title to the Purchased Assets, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to confirm and carry out





#20060353.14                    35
the assumption by Buyer of the debts, liabilities and obligation of Seller assumed pursuant to the Undertaking.
         (b) At the request of Buyer following the Closing, Seller shall use its best efforts to assist Buyer in obtaining consent to the assignment, if any, of any contracts of the Frozen Pie Business not obtained prior to the Closing.
                 10.2 EXPENSES. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.
         All transfer, documentary, sales, registration, stamp, or other similar taxes, charges and fees payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Purchased Assets hereunder (excluding any tax or charge on Seller in the nature of a tax on income or gains from the transaction) shall be borne by Buyer, and Buyer shall file with the necessary authorities or deliver to Seller all necessary Returns and other documentation with respect to all such taxes, charges and fees, including without limitation all required exemption or resale certificates.
                 10.3 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan without reference to choice of law principles, including all matters of construction, validity and performance.
                 10.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation the signature shall be by an





#20060353.14                    36
authorized officer thereof) upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:
                 If to Seller, to:
                          Mrs. Smith's Frozen Foods Co.
                          c/o Kellogg Company
                          One Kellogg Square
                          Battle Creek, Michigan  49016-3599
                          Attention: General Counsel
                          Telephone: (616) 961-2000
                          Telecopy:  (616) 961-6172

                 with a copy to:

                          Winthrop, Stimson, Putnam & Roberts
                          One Battery Park Plaza
                          New York, New York  10004-1490
                          Attention:  Howard S. Kelberg
                          Telephone:  (212) 858-1334
                          Telecopy:   (212) 858-1500

                 If to Buyer, to:

                          The J.M. Smucker Company
                          Strawberry Lane
                          Orrville, Ohio 45667-0280
                          Attention:  R. Alan McFalls
                          Telephone:  (216) 682-3000
                          Telecopy:   (216) 684-3428

                 with a copy to:

                          The J.M. Smucker Company
                          Strawberry Lane
                          Orrville, Ohio 45667-0280
                          Attention:  General Counsel
                          Telephone:  (216) 682-3000
                          Telecopy:  (216) 684-3428


Such names and addresses may be changed by such notice.
                 10.5 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto, all of which are a part hereof), the documents referred to herein and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersede and cancel all prior agreements,





#20060353.14                    37
negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including but not limited to the Confidential Memorandum. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.
                 10.6 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by a written instrument executed by the parties or their respective successors or assigns.
                 10.7 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections," or "Schedules" shall be deemed to be references to Articles or Sections hereof or Schedules hereto unless otherwise indicated.
                 10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.
                 10.9 PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors. Except as provided in or contemplated by Article 9 (which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Section or Article, as applicable), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; PROVIDED, HOWEVER, that Buyer may assign this Agreement to an Affiliate provided Buyer remains liable for all its obligations and liabilities hereunder and guarantees the performance of all obligations and liabilities of said Affiliate.





#20060353.14                    38

                 10.10 SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
                 10.11 COVENANT NOT TO COMPETE. Kellogg Company hereby covenants and agrees that, for a period of three (3) years following the Closing Date, neither it nor any subsidiary will conduct or engage in North America in a frozen pie or frozen cake business or a business based on a frozen product substantially similar to SmartStyle(TM), or acquire any company which derived more than 25% of its revenues in North America during the immediately prior fiscal year from the frozen pie or frozen cake business or from a business based on a frozen product substantially similar to SmartStyle(TM); PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Kellogg Company to develop the business of any of its current product lines.
                 10.12 WAIVER. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
                 10.13 MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of





#20060353.14                    39
the American Arbitration Association, before resorting to arbitration, litigation or some other dispute resolution procedure.
                 10.14 KNOWLEDGE OF SELLER. Whenever a representation or warranty made by Seller herein refers to the knowledge of Seller, such knowledge shall be deemed to consist only of the actual knowledge of Seller. Seller has not undertaken, nor shall Seller have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to Seller's knowledge.
                 10.15 SCHEDULES. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules.
The disclosure of any information on any Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.
                 10.16 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:
                 "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.
                 "CODE" means the Internal Revenue Code of 1986, as amended or, if appropriate, any predecessor statute.
                 "CONTROL" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
                 "ENVIRONMENTAL LAWS" means any federal, state, or local statute, law or regulation, in effect on the date hereof relating to pollution or protection of the environment.





#20060353.14                    40

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
                 "HAZARDOUS SUBSTANCES" means all substances defined as such in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
                 "INCOME TAX" or "INCOME TAXES" means any federal, state, local or foreign taxes measured or measurable, in whole or in part, by overall net or gross income or profits.
                 "PERSON" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.
                 "PRE-CLOSING PERIOD" means any tax period ending on or prior to the Closing Date.
                 "RETURNS" means any return, declaration, report, information return or statement, including any schedule or attachment thereto.
                 "NON-INCOME TAX" or "NON-INCOME TAXES" means any federal, state, local or foreign transfer, sales, use, payroll, services, capital, intangibles, ad valorem, payroll, customs, occupation, property (real or personal), and similar taxes, assessments, fees or charges (including interest, penalties or additions to such taxes), which taxes shall not include any Income Taxes.





#20060353.14                    41

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           THE J.M. SMUCKER COMPANY



                                        By:
                                               _________________________________
                                               Richard G. Jirsa
                                               Controller


                                           MRS. SMITH'S FROZEN FOODS CO.



                                        By:
                                               _________________________________
                                               Edward J. Gildea
                                               Secretary



Kellogg Company shall be deemed a party to this Agreement for purposes of
Section 5.9, Section 9 and Section 10.11, and hereby agrees to guarantee the performance of the obligations of Seller under Sections 5.9 and 9 of this Agreement and hereby agrees to the covenant contained in Section 10.11.


KELLOGG COMPANY



By: ______________________________
     Charles E. French
     Vice President, Finance and
     Treasurer





#20060353.14                    42